Exhibit 99.1

On April 22, 2019, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $852.2 million today announced operating results for the quarter ended March 31, 2019.

For the quarter ended March 31, 2019, the Corporation reported net income of $1,814,000, or $0.55 basic earnings per share. This compares to the first quarter of 2018 net income of $1,799,000, or $0.55 basic earnings per share. The increase in operating results for the first quarter of 2019 as compared to the same period in 2018 was primarily attributable to increases in net interest income of $405,000 and non-interest income of $260,000 as well as a decrease in the provision for income taxes of $31,000, offset by increases in non-interest expenses of $671,000 and a provision for loan losses of $10,000.

For the quarter ended March 31, 2019, non-interest income was $2,508,000, compared to $2,248,000 for the first quarter of 2018, a $260,000 (11.6%) increase, which was primarily attributable to increases in gain on sales of loans of $339,000 offset by a decrease in gain on sales of securities of $14,000 and other non-interest income of $65,000.  The decrease in other operating income is largely attributable to the impact of changes in the fair value of mortgage servicing rights.  During the three months ended March 31, 2019, the fair value of the mortgage servicing rights asset decreased $100,000 primarily due to an increase in prepayment speeds caused by a decrease in mortgage loan interest rates.  This change is occurring throughout the mortgage banking industry and is not specific to our loan portfolio.  During the quarter ended March 31, 2018, the fair value of the servicing rights asset increased $53,000 with a minimal change in the level of serviced loan portfolio.

For the quarter ended March 31, 2019, non-interest expenses were $7,222,000, compared to $6,551,000 for the first quarter of 2018, a $671,000 (10.2%) increase.  The quarter-over-quarter increases included salaries and benefits expense of $399,000 (10.6%), legal fees of $103,000 which were offset by a decrease in collection legal fees of $55,000 and data processing of $83,000 (28.6%).

Total assets amounted to $852.2 million at March 31, 2019, compared to $830.3 million at December 31, 2018, an increase of $21.9 million (2.6%). The increase in total assets was primarily the result of an increase of $10.8 million in cash (due to deposit growth), $4.3 million in net loans, $2.8 million in loans held for sale and $2.1 million in securities available-for-sale. Deposits during this same period increased $23.0 million (3.5%) while other borrowings decreased $5.9 million (9.1%).

Shareholders’ equity increased from $80.9 million at December 31, 2018 to $84.4 million at March 31, 2019. This increase was primarily the result of net income during the three month period ended March 31, 2019 of $1,814,000 and an increase in unrealized securities gains, net of tax of $2,016,000, offset by dividends paid of $426,000. The increase in unrealized securities gains during the three month period ended March 31, 2019, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2018 Form 10-K.